Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 18, 2008

BY AND AMONG

ANAREN, INC., A NEW YORK CORPORATION,

ANAREN ACQUISITION, INC., A COLORADO CORPORATION,

UNICIRCUIT, INC., A COLORADO CORPORATION

AND

OWEN AGENCY, LLC, A COLORADO LIMITED LIABILITY COMPANY, AS STOCKHOLDERS’ AGENT

Execution Version

TABLE OF CONTENTS

		Page:
§1.	Certain Definitions	2

§2.	Merger; Merger Consideration; Closing	11
(a)	Effective Time	11
(b)	Surviving Corporation	11
(c)	Articles of Incorporation	11
(d)	By-Laws	11
(e)	Directors and Officers	11
(f)	Effect of Merger	11
(g)	Merger Consideration	11
(h)	Cancellation of Shares	12
(i)	Status of Buyer Shares	13
(j)	Escrow of Merger Consideration	13
(k)	Stockholders’ Agent	14
(l)	Closing	15
(m)	Deliveries by the Company	15
(n)	Deliveries by Buyer and Parent	16
(o)	Procedure for Shares	17
(p)	Dissenting Shares	18

§3.	Representations and Warranties of the Company	18
(a)	Organization of the Company	19
(b)	Authorization of Transaction	19
(c)	Non-contravention	19
(d)	Brokers’ Fees	19
(e)	The Company Stock	20
(f)	No Subsidiaries	20
(g)	Qualification	20
(h)	Capitalization	20
(i)	Financial Statements	20
(j)	Events Subsequent to Most Recent Fiscal Month End	20
(k)	Tax Matters	21
(l)	Real Property	21
(m)	Powers of Attorney	22
(n)	Litigation	22
(o)	Employee Benefit Plans and Related Matters	22
(p)	Certain Business Relationships with the Company	25
(q)	Absence of Undisclosed Liabilities	25
(r)	Absence of Changes	25
(s)	Government Approvals	27
(t)	Compliance with Laws	27
(u)	Title to Assets	27
(v)	Contracts	27
(w)	Intellectual Property	28

Execution Version

(x)	Real Property Leases	30
(y)	Environmental Matters	30
(z)	Employees, Labor Matters, etc	31
(aa)	Insurance	31
(bb)	Product and Service Warranties	32
(cc)	Product Liability	32
(dd)	Inventory	32
(ee)	Receivables and Payables	32
(ff)	No Material Adverse Effect	33
(gg)	Suppliers and Customers	33
(hh)	Indebtedness	33
(ii)	Government Contracts	33
(jj)	Books and Records	35
(kk)	Condition of Assets	35
(ll)	Trade Controls	35
(mm)	Ethical Practices	36
(nn)	Stockholder Voting Requirements	36
(oo)	SERP	36
(pp)	Disclosure	36

§4.	Representations and Warranties of Parent	36
(a)	Organization of Parent and Buyer	36
(b)	Authorization of Transaction	36
(c)	Non-contravention	37
(d)	Brokers’ Fees	37
(e)	Disclosure	37

§5.	Pre-Closing Covenants	37
(a)	General	37
(b)	Notices and Consents	37
(c)	Operation of Business	38
(d)	Preservation of Business	38
(e)	Full Access	38
(f)	Notice of Developments	38
(g)	Exclusivity	38
(h)	Maintenance of Real Property	38
(i)	Leases	39
(j)	Title Insurance, Surveys and Certificate of Compliance	39
(k)	The Company’s Stockholders’ Meeting	39
(l)	Employment Agreements	39
(m)	Identified Liabilities	39
(n)	Line of Credit.	39
(o)	Adjustments	39
(p)	Letters of Credit	39
(q)	Transaction Expenses	39
(r)	Termination of Certain Equity Based Rights and Certain Bonus Participation	39

Execution Version

§6.	Post-Closing Covenants	40
(a)	General	40
(b)	Litigation Support	40
(c)	Transition	40
(d)	Satisfaction of Real Estate Mortgage Loan	40
(e)	No 338 Election	40

§7.	Conditions to Obligation to Close	41
(a)	Conditions to Buyer’s Obligation	41
(b)	Conditions to the Company’s Obligation	43

§8.	Remedies for Breaches of this Agreement	44
(a)	Survival of Representations and Warranties	44
(b)	Tipping Basket	44
(c)	Indemnification Provisions for Buyer Indemnitees’ Benefit	44
(d)	Indemnification Provisions for the Stockholders’ Benefit	45
(e)	Limitations for Adjustment Items	45
(f)	Matters Involving Third Parties	45
(g)	Purchase Price Adjustment	47
(h)	Other Indemnification Provisions	47

§9.	Tax Matters.	47
(a)	Straddle Period	47
(b)	Responsibility for Filing Tax Returns	47
(c)	Cooperation on Tax Matters	47
(d)	Certain Taxes and Fees	48

§10.	Termination	48
(a)	Termination of Agreement	48
(b)	Effect of Termination	49
(c)	Fiduciary Duties	49

§11.	Miscellaneous	50
(a)	Press Releases and Public Announcements	50
(b)	No Third-Party Beneficiaries	50
(c)	Entire Agreement	50
(d)	Succession and Assignment	50
(e)	Counterparts	51
(f)	Headings	51
(g)	Notices	51
(h)	Governing Law	52
(i)	Specific Performance	52
(j)	Submission to Jurisdiction	52
(k)	Amendments and Waivers	53
(l)	Severability	53
(m)	Expenses	53
(n)	Construction	53

Execution Version

(o)	Incorporation of Exhibits, Annexes, and Schedules	53
(p)	Time of the Essence	53

EXHIBITS

Exhibit A	Form of Statement of Merger
Exhibit B	Form of Employment Agreement for Kerry Bode
Exhibit C	Form of Employment Agreement for Lance Riley
Exhibit D	Form of Employment Agreement for Ty Gragg
Exhibit E	Form of Employment Agreement for Anthony Carfagna
Exhibit F	Opinion of Unicircuit Counsel
Exhibit G	Opinion of Buyer’s Counsel
Exhibit H	Escrow Agreement
Exhibit I	Paying Agent Agreement
Exhibit J	Financial Statements of Unicircuit

Company Disclosure Schedule

Buyer Disclosure Schedule

Schedule §5(o)

Execution Version

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2008, by and among Anaren, Inc., a New York Corporation (the “Parent”), Anaren Acquisition, Inc., a Colorado corporation (the “Merger Sub” or “Buyer”), Unicircuit, Inc., a Colorado corporation (“Unicircuit” or the “Company”), and Owen Agency, LLC, a Colorado limited liability company as Stockholders’ Agent (collectively, the “Parties”).

R E C I T A L S

A. The Company is in the business of manufacturing complex printed circuit boards (the “Business”); and

B. Buyer and the Company desire to consummate a business combination in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, Buyer will merge with and into the Company (the “Merger”), each holder of common and preferred stock of the Company (the “Company Stock”) will be entitled to receive his, her, or its share of the Merger Consideration as provided herein and subject to the terms hereof, and the Company will be the surviving corporation in the Merger; and

C. The Board of Directors of the Company has unanimously determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of the holders of all of the issued and outstanding shares of capital stock of the Company (the “Shares”), and has approved this Agreement in accordance with the Colorado Business Corporation Act, as amended (the “CBCA”); and

D. The Board of Directors of Buyer has unanimously determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of the holder of all of the issued and outstanding shares of capital stock of Buyer, and that the Merger is fair and advisable, and has approved and adopted this Agreement in accordance with the CBCA; and

E. Each of the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto; and

F. As an inducement for Buyer to enter into this Agreement, and as a condition to the closing of the transactions contemplated hereby, Kerry Bode, Lance Riley, Ty Gragg and Anthony Carfagna have each agreed to enter into the Employment Agreements attached hereto as Exhibits B, C, D and E, respectively; and

G. Buyer and the Company have taken all other action or intend to take all action necessary in connection with the execution of this Agreement and the transactions contemplated hereby, including without limitation, obtaining all consents and approvals required in connection herewith.

Execution Version

W I T N E S S E T H

For good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

§1. Certain Definitions

As used in this Agreement each of the following terms shall have the following meaning:

Adverse Consequences shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, Encumbrances, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

Affiliate shall mean an affiliate of an individual or entity as the term “affiliate” is defined in the rules and regulations promulgated under the Securities Act of 1933, as amended.

Agreement shall mean this Agreement and Plan of Merger and all schedules and exhibits hereto.

Audit shall mean any audit, assessment of Taxes, any other examination or claim by any Tax Authority, judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

Balance Sheet shall mean the audited balance sheet of the Company dated as of December 31, 2007.

Business shall have the meaning provided such term in Recital Paragraph A.

Buyer shall have the meaning provided such term in the preamble to this Agreement.

Buyer Disclosure Schedule means the disclosure schedule of Buyer that is part of this Agreement and relates to §4 of this Agreement.

Buyer Indemnitees shall have the meaning set forth in §8(c).

CBCA shall have the meaning provided such term in Recital Paragraph C.

Closing shall have the meaning set forth in §2(l)

Closing Date shall have meaning set forth in §2(k).

Closing Date Cash Consideration has the meaning set forth in §2(g)(1).

Closing Schedule - see “Transaction Expenses” defined below.

Execution Version

CO Secretary shall have meaning set forth in §2(a).

Code shall mean the Internal Revenue Code of 1986, as amended.

Company shall have the meaning provided such term in the preamble to this Agreement.

Company Disclosure Schedule shall mean the disclosure schedule of the Company that is part of this Agreement and relates to §3 of this Agreement.

Company Indemnitees shall have the meaning set forth in §8(d).

Company Stock shall have the meaning provided such term in Recital Paragraph B.

Computer Equipment shall mean all computer equipment, devices and accessories (including, but not limited to, personal computers, workstations, servers, data processing hardware and related telecommunications equipment, media (e.g. CD Rom, floppy disks and tapes)) used in Business.

Confidential Information shall mean technical, commercial, marketing, strategic, business or other information, data, plans and material of the kind either identified as confidential or proprietary or which a reasonable person would recognize to be confidential or proprietary, either from its nature or the manner of its disclosure including, but not limited to, any process, design, formula, know-how, information, invention, trade secret, Technology, Programs, list of customers, product documentation, development work, lead list or research, marketing or other data which has not entered the public domain.

Contract shall mean, with respect to a Party, any contract, license agreement, commitment, obligation, lease, or restriction of any kind to which such Party is a party or by which such Party is bound or to which any of such Party’s assets are subject, including but not limited to, Third-Party Licenses.

Disclosure Schedule shall mean Buyer Disclosure Schedule or the Company Disclosure Schedule, as the context requires.

Dissenting Shares shall have the meaning set forth in §2(p).

Employment Agreements shall mean the Kerry Bode Employment Agreement, the Lance Riley Employment Agreement, the Ty Gragg Employment Agreement and the Anthony Carfagna Employment Agreement all as described in more detail in §2(l) below.

Effective Time shall have meaning set forth in §2(a).

Encumbrance shall mean any assessment, claim, mortgage, pledge, lien, security or other third party right or interest of any kind whatsoever, conditional sales agreement, option, right of first refusal, right of repurchase, encumbrance or charge of any kind affecting real or personal property, other than the Permitted Encumbrances.

Execution Version

Environmental Claims shall mean any and all claims, actions, causes of action, or other written notices by any person or entity alleging potential liability (including, but not limited to, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or civil or criminal penalties) arising out of or resulting from (i) circumstances forming the basis of any violation of any Environmental Laws or (ii) any releases of Hazardous Materials at any real property or from any personal property presently or formerly owned, leased or managed by the Company or at any disposal facility which may have received Hazardous Materials generated by the Company.

Environmental Laws shall mean any applicable federal, state, local or foreign law, judicial decision, regulation, rule, judgment, order, decree, injunction, Permit or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment, safety or health, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Authorization Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Clean Air Act, the Federal Insecticide Fungicide and Rodenticide Act, the Oil Pollution Act, and equivalent or additional state and local laws.

Environmental Permits shall mean Permits, certificates, registrations or other documents required by or otherwise issued pursuant to Environmental Laws.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Code § 414.

Escrow shall have the meaning set forth in §2(j)(1).

Escrow Agent shall have the meaning set forth in §2(j)(1).

Escrow Agreement shall have the meaning set forth in §2(j)(1).

Escrow Fund shall have the meaning set forth in §2(j)(1).

Facility or Facilities shall have the set forth set forth in §3(y)(3).

FCPA shall have the meaning set forth in §3(mm).

Final Month shall have the meaning set forth in §2(g)(4).

Financial Statements shall have the meaning set forth in §3(i).

GAAP shall mean generally accepted accounting principles as in effect in the United States.

Execution Version

Governmental Authorizations shall mean all governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, directives, and Permits to or from, or filings, notices, or recordings to or with United States federal, state, and local governmental authorities.

Hazardous Materials shall mean (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic chemical, toxic or hazardous substance, extremely hazardous substance, radioactive material, hazardous waste, bio-hazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) oil, petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; and (d) any asbestos-containing materials.

Improper Payment Laws shall have the meaning set forth in §3(mm).

Indemnified Party shall have the meaning set forth in §8(f)(1).

Indemnifying Party shall have the meaning set forth in §8(f)(1).

Identified Liabilities shall mean, if any: any line of credit balance, all accrued but unpaid dividends on the Company Stock; contractual payments of the Company to Kerry Bode upon the consummation of the transactions contemplated by this Agreement and the Related Documents; all amounts owed by the Company under any Plans through the Closing Date, including amounts owed to any Person under the Unicircuit, Inc. 2004 Stock Incentive Plan, the related stock purchase agreements and any other related documents; and any stub or “short year” income Tax liabilities of the Company through the Closing Date.

Intellectual Property shall mean all intellectual property and all rights therein, whether common law, statutory or otherwise, domestic and foreign, and all registrations and registration applications for any such rights, including, but not limited to:

(1) United States Letters Patent, any non-U.S. patents, and any and all reissues, divisions, continuations, continuations-in-part, re-examinations, renewals, extensions and substitutes thereof, any applications therefor, and all non-U.S. counterparts of the foregoing (including, in the case of patent applications, international or multi-national applications filed in accordance with Chapter II of the Patent Cooperation Treaty or any other multi-lateral agreement);

(2) service marks, trademarks, trade names, brands, product and service names, logos and other distinctive identifications used in commerce, whether in connection with products or services, together with all goodwill related to any of the foregoing;

(3) copyrights;

(4) domain names (uniform resource locators);

(5) Technology and the copyright and/or patents in any fixations of the Technology; and

Execution Version

(6) Confidential Information and the copyright in any fixations of the Confidential Information.

Intracompany Arrangement shall have the meaning set forth in §3(p).

Investment shall mean, as applied to any Person, (i) any direct or indirect ownership, purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any Person and (ii) any capital contribution by such Person to any other Person.

Knowledge means, with respect to the Company, the actual knowledge of any executive officer or director of the Company after due inquiry and investigation, which includes diligent review of files and books and records and the making of reasonable inquiry of the directors, officers and managers (and for this purpose Anthony Carfagna shall be considered a manager) of the Company and its Affiliates, who have knowledge of, responsibility for, or control over the relevant subject matter, and the awareness that such individuals could reasonably be expected to have acquired in the course of having acted in such capacity with the care that an ordinarily prudent person in a like position would use.

Leases shall mean all lease agreements to which the Company is party.

Leased Real Property shall mean all real property, in each case which is subject to a leasehold interest to which the Company is a party.

Leased Tangible Property shall mean all Computer Equipment and other machinery, furniture, equipment and other tangible personal property, in each case which is subject to a leasehold interest held by the Company.

Licensed Intellectual Property shall mean Intellectual Property which the Company uses or has the right to use, in each case pursuant to Third-Party Licenses.

Litigation shall have the meaning set forth in §3(n).

Material Adverse Effect shall mean, with respect to a Party, a material adverse effect on the assets, business, condition (financial or otherwise), prospects or results of operations of such Party and its Subsidiaries, taken as a whole, or a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby.

Merger shall have the meaning set forth in Recital Paragraph B.

Merger Consideration shall have the meaning set forth in §2(g).

Merger Sub shall have the meaning provided such term in the preamble to this Agreement.

Most Recent Financial Statements shall have the meaning set forth in §3(i).

Most Recent Fiscal Month End shall have the meaning set forth in §3(i).

Execution Version

Net Book Value shall mean the Stockholders’ equity of the Company determined in accordance with GAAP as of the Closing Date, provided, notwithstanding the foregoing, to the extent not included by GAAP, the Identified Liabilities, the Real Estate Mortgage Loan, the unpaid Transaction Expenses, and any other amounts explicitly set forth in this Agreement, shall be included as liabilities for purposes of calculating Net Book Value and, provided, further, that solely for purposes of calculating the Net Book Value, the amount of the liability, write-off and/or reserve for each item referred to in Schedule §5(o) shall equal the amount of such item as set forth on Schedule §5(o) immediately before the adjustment required by Section §5(o), plus one-half (1/2) of the difference between the amount of such item after the adjustment required by Section §5(o) and the amount of such item set forth on Schedule §5(o) immediately before such adjustment. (e.g., if immediately before the adjustments required by Section §5(o) the reserve for research and development tax credits is $50,000 and it is to be adjusted to be $400,000, for purposes of calculating the Net Book Value, the reserve for research and development tax credits is $225,000 (i.e., $50,000 + (($400,000 - $50,000) ÷ 2))).

Net Book Value Range shall mean the Net Book Value of the Company being no less than Ten Million One Hundred Thousand Dollars ($10,100,000) and no greater than Ten Million Nine Hundred Thousand Dollars ($10,900,000).

Owned Intellectual Property shall mean Intellectual Property (i) created or developed by employees of the Company or (ii) to which the Company has acquired, by purchase, assignment or other transfer the unconditional, unrestricted, exclusive right to control or prevent any and all use of such Intellectual Property by others without any consent or approval of or payment to any other Person.

Owned Real Property shall mean all real property owned in fee simple by the Company.

Owned Tangible Property shall mean all Computer Equipment and other machinery, furniture, fixtures, equipment and other tangible personal property owned by the Company.

Parent shall have the meaning provided such term in the preamble to this Agreement.

Parties shall have the meaning provided such term in the preamble to this Agreement.

Paying Agent shall mean Manufacturers and Traders Trust Company.

Paying Agent Agreement shall mean Paying Agent Agreement dated as of the date hereof by and among Parent, Stockholders’ Agent, the Company and Manufacturers and Traders Trust Company, substantially in the form attached hereto as Exhibit I.

Permit shall mean any license, franchise, permit, consent, order, approval, certificate, authorization or registration from, of or with a governmental entity.

Permitted Encumbrances shall mean (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with U.S. generally accepted accounting principles, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business which Encumbrances secure obligations that are not overdue by more than thirty (30) days or are being contested in good faith, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (d) restrictions on the transfer of securities arising under federal and state securities laws, and (e) lien of the Real Estate Mortgage Loan.

Execution Version

Person shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

Plan shall have the meaning set forth in §3(o)(1).

Prohibited Person means a Person who or which has been convicted of a felony crime of dishonesty, breach of trust or similar crime in a state or federal jurisdiction.

Real Estate Mortgage Loan shall mean the real estate mortgage loan on the Company’s Littleton, Colorado headquarters building and property which has a currently outstanding principal balance of One Million Three Hundred Twenty Two Thousand Dollars ($1,322,000) as of December 31, 2007 payable to American Life Insurance Company at an interest rate per annum of 6.7% maturing May 26, 2014.

Real Property means all fee or leasehold interests, easements, real estate licenses, right to access and other rights with respect to real property.

Related Documents shall mean the Escrow Agreement, the Employment Agreements and all other agreements, instruments, documents and certificates to be executed and delivered pursuant to this Agreement.

Release shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment in violation of any applicable Environmental Law.

Representatives shall mean the attorneys, accountants or other agents or employees of a Party to this Agreement.

Selling Stockholders and Stockholders shall mean the holders of the issued and outstanding shares of the Company Stock.

Shares shall have the meaning set forth in Recital Paragraph C.

Software Programs shall mean computer programs and software and databases, together with all additional computer code, developed or acquired by or on behalf of the Company (including Intellectual Property in respect thereof and modifications or improvements by the Company to Licensed Intellectual Property) and including in each instance all Program Documentation with respect thereto.

Execution Version

Software Program Documentation shall mean all records, technical and descriptive materials, documentation and procedures (including computerized records, if any) existing and relating to the creation, acquisition, design, development, programming, enhancement, modification, translation or other manipulation, operation, use or maintenance of any Program, and all embodiments and descriptions in any medium, including, but not limited to, all computer tapes, disks and CD-ROMs of any such Programs (including all prior versions).

Southpark Covenants shall have the meaning set forth in §3(l)(1)(iii).

Statement of Merger shall have meaning set forth in §2(a).

Straddle Period shall have the meaning set forth in §9(a).

Subsidiary shall mean with respect to any Person, each entity of which a majority of the voting power or equity interest is owned, directly or indirectly, by such Person.

Superior Proposal shall have the meaning set forth in §10(c)(1).

Surveys shall have meaning set forth in §7(a)(9).

Surviving Corporation shall have the meaning ascribed to such term in §2(b).

Tangible Property shall mean the Owned Tangible Property and the Leased Tangible Property.

Tangible Property Leases shall mean any Contract granting a right to use Leased Tangible Property.

Tax shall mean any federal, territorial, state, local or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, business license, workers’ compensation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever however denominated, imposed by any Tax Authority, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax that may become payable in respect thereof.

Tax Authority shall mean the Internal Revenue Service (“IRS”) and any other federal, territorial, state, local or foreign government and any agency, authority or political subdivision of any of the foregoing.

Tax Law shall mean the Code, any federal, territorial, state, county, local or foreign laws related to Taxes and any regulations or official administrative pronouncements released under any thereof.

Execution Version

Tax Returns shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Taxable Period means any taxable year or any other period with respect to which any Tax may be imposed or a filing of Tax Returns may be required under any Tax Law.

Technology shall mean all formulae; algorithms; processes; procedures; designs; ideas; concepts; strategic, business and other plans; research; inventions and invention disclosures (whether patentable or unpatentable); and all records of the foregoing, including, but not limited to, any laboratory notes; test, engineering and technical information, data and materials, know-how and methodologies; trade secrets; technology; web sites; communications and associates peripheral devices and resources; computer software, programs and code, both object and source, in whatever form and media; databases; specifications, software manuals and program documentation.

Third-Party Claim shall have the meaning set forth in §8(f)(1).

Tipping Basket shall have the meaning set forth in §2(j)(2).

Title Commitments shall have meaning set forth in §7(a)(7).

Title Company shall have meaning set forth in §7(a)(7).

Title Policies shall have meaning set forth in §7(a)(8).

Transaction Expenses shall mean (i) the aggregate attorneys’ and accountants’ fees and expenses incurred or to be incurred by the Company and the Stockholders’ Agent (that are required to be paid at or prior to the Closing), (ii) Taxes referred to in §9(d), in connection with the transactions contemplated by this Agreement and (iii) any other costs, expenses, fees, liabilities or obligations out of the ordinary course of business of the Company or are incurred in connection with the transactions contemplated by this Agreement and/or that are required to be paid at or prior to the Closing, including the Escrow Agent fees, the Paying Agent fees and the Stockholders’ Agent fees, but excluding the Real Estate Mortgage Loan. The Transaction Expenses shall be set forth on the closing schedule (the “Closing Schedule”). The Closing Schedule shall list (i) all of the Transaction Expenses, (ii) any portion of the Transaction Expenses that have been paid or advanced by the Company prior to the Closing Date, (iii) any Identified Liabilities that remain outstanding on the Closing Date, and (iv) the name, address, respective amounts and bank account information from (A) each recipient of Transaction Expenses and (B) the creditors owed the unpaid Identified Liabilities.

Unicircuit shall have the meaning provided such term in the preamble to this Agreement.

WARN Act shall mean the federal Worker Adjustment and Retraining Notification Act.

Execution Version

§2. Merger; Merger Consideration; Closing

(a) Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the time of the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Colorado (the “CO Secretary”) the Statement of Merger (the “Statement of Merger”), substantially in the form attached hereto as Exhibit A, duly executed and so filed in accordance with the CBCA and shall make all other filings and recordings required under the CBCA to effectuate the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Statement of Merger is duly filed with the CO Secretary, or at such subsequent date or time as Buyer and the Company mutually shall agree and specify in the Statement of Merger (the time the Merger becomes so effective being hereinafter referred to as the “Effective Time”).

(b) Surviving Corporation. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CBCA, at the Effective Time, Buyer shall be merged with and into the Company and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and, as such, the Company shall continue its corporate existence as a wholly owned subsidiary of Parent under the laws of the State of Colorado, and the separate corporate existence of Buyer thereupon shall cease. It is intended that after the Effective Time, the Company will undergo a reorganization to become organized under the laws of the State of Delaware.

(c) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

(d) By-Laws. At the Effective Time, the By-Laws of the Company, which have been delivered to Buyer, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance therewith or with applicable law.

(e) Directors and Officers. At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall resign and the directors and officers listed on Schedule §2(e) shall become the directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

(f) Effect of Merger. At and after the Effective Time, the effect of the Merger shall, in all respects, be as provided in § 7-90-204 of the CBCA.

(g) Merger Consideration.

(1) At the Closing Parent shall pay by wire transfer of immediately available funds Twenty Two Million Dollars ($22,000,000) (the “Merger Consideration”), less One Hundred Thousand Dollars ($100,000) to be paid at the Closing by Parent to Kerry L. Bode on behalf of the Company, less One Hundred Thousand Dollars ($100,000) to be paid by Parent to the Stockholders’ Agent on behalf of the Company to fund any costs and expenses incurred thereby, and subject to adjustments provided as provided below (including any adjustment as a result of the Net Book Value as of the Closing Date not being within the Net Book Value Range), for 100% of the shares of the Company Stock by delivery of (i) the Escrow Fund to the Escrow Agent, to be held in escrow for up to twenty-four (24) months pursuant to the Escrow Agreement; and (ii)a the balance of the Merger Consideration (the “Closing Date Cash Consideration”) in cash to the Paying Agent by wire transfer; provided, however, that the amounts payable to the Escrow Agent and to the Paying Agent shall be reduced in proportion to the amounts due any Stockholders who dissent to the Merger in accordance with the CBCA and who do not transfer his, her or its Shares to Buyer pursuant to the terms and conditions of this Agreement. The Closing Date Cash Consideration shall be allocated among and paid to the Stockholders as set forth in the Paying Agent Agreement.

Execution Version

(2) At least fifteen (15) days prior to the Closing, as a condition precedent to the closing of the transactions contemplated by this Agreement and the Merger, the Company shall deliver to Buyer month end financial statements through the month-end preceding the Closing Date (“Final Month”), prepared in accordance with GAAP consistently applied, and reflecting any GAAP adjustments required in connection with the Company’s 2008 short period federal income Tax Return. The Company shall provide to Buyer any and all information reasonably requested in writing relating to the calculation of the Company’s Net Book Value as of the Final Month within five (5) days after the request therefor.

(3) At least five (5) days before the Closing, Buyer and the Company shall prepare a mutually agreed upon Closing Schedule, which mutual agreement shall be evidenced by Buyer’s and the Company’s signatures thereon at the Closing.

(4) The Merger Consideration is predicated on the Company’s Net Book Value being within the Net Book Value Range on the Closing Date. If Net Book Value as of the Closing Date is below Ten Million One Hundred Thousand Dollars ($10,100,000), the Merger Consideration shall be reduced dollar for dollar to the extent below the Ten Million One Hundred Thousand Dollars ($10,100,000) threshold. If Net Book Value as of the Closing Date is in excess of Ten Million Nine Hundred Thousand Dollars ($10,900,000), the Merger Consideration shall be increased dollar for dollar to the extent above the Ten Million Nine Hundred Thousand Dollars ($10,900,000) threshold. At the Closing, the Company will provide a customary “bring down” certificate that will confirm that there has been no material adverse change in the business of the Company since the Most Recent Financial Statements and will represent and warrant whether the Company’s Net Book Value is at least within the Net Book Value Range. Notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor Parent shall have any obligation to close the transactions contemplated by this Agreement if they are not reasonably satisfied that the amount of the Company’s Net Book Value as of the Closing Date is within the Net Book Value Range.

(5) Prior to the Closing Date, the Company shall accrue and pay, or reserve for, the Identified Liabilities.

(h) Cancellation of Shares. At the Effective Time, all of the shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by the Company on such shares of Company common and preferred stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

Execution Version

(i) Status of Buyer Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Buyer, each issued and outstanding share of common stock of Buyer shall convert into a share of common stock of the Surviving Corporation, which after the Merger shall be the only shares of capital stock of the Surviving Corporation issued and outstanding after the Merger.

(j) Escrow of Merger Consideration.

(1) At the Effective Time, Parent shall deposit seven and one half percent (7.5%) of the total Merger Consideration (One Million Six Hundred Fifty Thousand Dollars ($1,650,000) based on Twenty-Two Million Dollars ($22,000,000) of Merger Consideration) (the “Escrow Fund”) with Manufacturers and Traders Trust Company as escrow agent (the “Escrow Agent”), to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement, substantially in the form attached hereto as Exhibit H, (the “Escrow Agreement”), subject to possible reductions in the Escrow Fund as provided in §2(g) and §2(j) hereof. Parent shall deposit with the Escrow Agent interest at the rate of 2.54% per annum on the amount of the Escrow Fund not distributed and not in dispute (the “Interest” and together with the Escrow Fund, the “Escrow”) to be paid in as provided in the Escrow Agreement. The Interest shall be deposited by Parent with the Escrow Agent at six (6) month anniversary, the one (1) year anniversary, the eighteen (18) month anniversary and the twenty-four (24) month anniversary of the date of this Agreement. Parent shall be entitled to all of the interest earned on the Escrow as a result of being deposited with the Escrow Agent and such amounts shall be paid to Parent as provided in the Escrow Agreement.

(2) No Stockholder shall be entitled to receive any Merger Consideration deposited with the Escrow Agent and until the same is released to the Stockholders pursuant to the terms of the Escrow Agreement. The Escrow Fund to be deposited with the Escrow Agent shall be deducted pro rata from the Merger Consideration allocable to the holders of the shares of Company common stock in accordance with their shares of Company common stock, but shall not be allocable based on any holdings of Company preferred stock. The Escrow Fund will be subject to Adverse Consequences suffered by Buyer Indemnitees (including those described in §8(c)) as a result of the Company’s breach of this Agreement, any unrecorded pre-closing Tax, environmental or other third party liabilities and liabilities resulting from a breach or inaccuracy of the Company’s representations, warranties or covenants that become known and recorded in accordance with GAAP during the term of the Escrow Agreement, or are identified as potential liabilities and a good faith estimate of the amount of such liabilities are made by any Buyer Indemnitees during the term of the Escrow Agreement, but are not accrued until after the expiration of the term of the Escrow Agreement. Except as provided in §8(e), the Company shall not be required to indemnify any Buyer Indemnitee from the Escrow until the claim(s) in an aggregate exceed One Hundred Thousand Dollars ($100,000.00) (the “Tipping Basket”), provided, however, that the Tipping Basket shall not apply to any breaches of representations and warranties set forth in §3 (b), (c), (d), (e), (f) and (g) or §4 (b), (c) and (d) or the covenants by the Company herein. If the aggregate amount exceeds the Tipping Basket, Buyer Indemnitees will be entitled to be paid from the Escrow Fund from the first dollar up to the total amount of the liability. (By way of example, if an Eighty Thousand Dollar ($80,000) liability is identified and subject to the Tipping Basket, Eighty Thousand Dollars ($80,000) will be withheld until such time it is either accrued or determined not to be an accruable liability. If accrued, the amount will only be paid to one or more Buyer Indemnitees if the accrued liabilities (taking into account all Buyer Indemnitees) in the aggregate exceed the Tipping Basket. Once the total liabilities exceed the Tipping Basket, Buyer Indemnitees shall be entitled to indemnification for all liabilities from the Escrow Fund). Parent will use its commercially reasonable best efforts to promptly investigate any potential liability and, within ninety (90) days after Parent first receives notice of the potential liability, Parent shall report to the Escrow Agent and to the Stockholders’ Agent on Parent’s preliminary determination.

Execution Version

(k) Stockholders’ Agent. By virtue of their approval of this Agreement, the Stockholders shall be deemed to have irrevocably constituted and appointed, effective as of the date of this Agreement, Owen Agency, LLC, a Colorado limited liability company (in such capacity the “Stockholders’ Agent”), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by the Escrow Agreement and the Paying Agent Agreement, to exercise all or any of the powers, authority and discretion conferred on the Stockholders’ Agent under the Escrow Agreement, the Paying Agent Agreement and this Agreement, to waive any terms and conditions of the Escrow Agreement and the Paying Agent Agreement, to give and receive notices and communications, to authorize delivery to Stockholders of the Surviving Corporation of any of the Merger Consideration or other property from the Escrow Account in satisfaction of claims by Buyer Indemnitees, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. The Stockholders’ Agent shall at all times act in its capacity as the Stockholders’ Agent in a manner that the Stockholders’ Agent believes in good faith to be in the best interest of the Stockholders. The Stockholders’ Agent and its stockholders, officers, directors, affiliates, members, agents or representatives shall not be liable to any Stockholder for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, the Paying Agent Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders’ Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholders’ Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Paying Agent Agreement or Escrow Agreement. As to any matters not expressly provided for in this Agreement, the Paying Agent Agreement or the Escrow Agreement, the Stockholders’ Agent shall not be required to exercise any discretion or take any action. By virtue of its approval of this Agreement each Stockholder severally shall indemnify and hold harmless and shall reimburse the Stockholders’ Agent from and against such Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Agent arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Agent under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders’ Agent’s gross negligence, bad faith or willful misconduct. In all matters relating to §2(g), §2(j), §8 and the Paying Agent Agreement, the Stockholders’ Agent shall be the only Person entitled to assert the rights of the Stockholders, and the Stockholders’ Agent shall perform all of the obligations of the Stockholders hereunder. Parent and the Surviving Corporation shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Agent without any independent investigation or verification. In the event that any Stockholders’ Agent shall die, become disabled or resign or otherwise terminate his status as such, his successor shall be the Stockholders’ Agent appointed by the vote or written consent of the former holders of a majority in interest of each class of common and preferred stock of the Company. The One Hundred Thousand Dollars ($100,000) paid to the Stockholders’ Agent as provided in (g)(1) shall be used by the Stockholders Agent to cover the third party costs and expenses incurred by the Stockholders’ Agent in fulfilling its duties as such and if any of such money has not been utilized when the Stockholders’ Agent’s duties are complete, the Stockholders’ Agent shall pay any amount remaining to individuals listed in Schedule 1 of the Escrow Agreement, pro rata in accordance with the “Sharing Ratio” (as defined in the Escrow Agreement).

Execution Version

(l) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bond, Schoeneck & King, PLLC, attorneys for Buyer, in Syracuse, New York commencing at 9:00 a.m. local time on August 29, 2008.

(m) Deliveries by the Company. Subject to the terms and conditions of this Agreement, the Company agrees to deliver (or cause to be delivered) at the Closing the following agreements and documents, all reasonably satisfactory in form and substance to Buyer and its legal counsel:

(1) the duly executed Statement of Merger;

(2) the duly executed Closing Schedule;

(3) a certificate of good standing for the Company from each jurisdiction in which such entity is qualified to do business dated as of a recent date prior to the Closing and a certificate of good standing for the Company from each other jurisdiction in which such entity is qualified to do business;

(4) evidence of receipt of all requisite consents;

(5) a duly executed copy of the Kerry Bode Employment Agreement, substantially in the form attached hereto as Exhibit B;

(6) a duly executed copy of the Lance Riley Employment Agreement, substantially in the form attached hereto as Exhibit C;

(7) a duly executed copy of the Ty Gragg Employment Agreement, substantially in the form attached hereto as Exhibit D;

(8) a duly executed copy of the Anthony Carfagna Employment Agreement, substantially in the form attached hereto as Exhibit E;

Execution Version

(9) the opinion of Jones & Keller, P.C., counsel of the Company, dated the date of the Closing, substantially in the form attached hereto as Exhibit F;

(10) the Escrow Agreement substantially in the form attached hereto as Exhibit H, duly executed by the Company and the Stockholders’ Agent;

(11) the Paying Agent Agreement substantially in the form attached hereto as Exhibit I, duly executed by the Company and the Stockholders’ Agent;

(12) a certificate, duly executed by the President of the Company, certifying that all requisite corporate actions (including all Board and Stockholders’ approvals) on the part of each of them to consummate the transactions contemplated by this Agreement have been duly taken; and

(13) such other documents and instruments as in the opinion of legal counsel for Buyer, may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(n) Deliveries by Buyer and Parent. Subject to the terms and conditions of this Agreement, Parent agrees to deliver or cause Buyer to deliver (or cause to be delivered) to the Company at the Closing the following:

(1) the duly executed Statement of Merger;

(2) the duly executed Closing Schedule;

(3) the Merger Consideration in accordance with §2(g);

(4) good standing certificates dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of New York, for Parent, and a like certificate issued by the CO Secretary, with respect to Buyer, and from each other jurisdiction in which such entities are qualified to do business;

(5) opinion of Bond, Schoeneck & King, PLLC, counsel to Buyer, dated the date of Closing, substantially in the form attached hereto as Exhibit G;

(6) the Kerry Bode Employment Agreement, substantially in the form attached hereto as Exhibit B, duly executed by Buyer and Parent;

(7) the Lance Riley Employment Agreement, substantially in the form attached hereto as Exhibit C, duly executed by Buyer and Parent;

(8) a duly executed copy of the Ty Gragg Employment Agreement, substantially in the form attached hereto as Exhibit D;

(9) a duly executed copy of the Anthony Carfagna Employment Agreement, substantially in the form attached hereto as Exhibit E;

Execution Version

(10) the Escrow Agreement, substantially in the form attached hereto as Exhibit H, duly executed by Parent;

(11) the Paying Agent Agreement substantially in the form attached hereto as Exhibit I, duly executed by Parent; and

(12) evidence of receipt of all consents;

(13) a certificate, duly executed by President of Buyer, certifying that all requisite corporate actions (including all Board and Stockholder approvals) on the part of each of them to consummate the transactions contemplated by this Agreement have been duly taken;

(14) a letter of transmittal of Parent to be sent to Stockholders of the Company; and

(15) such other documents and instruments as in the opinion of legal counsel for the Company, may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(o) Procedure for Shares.

(1) At the Closing, Parent shall cause to be deposited with the Paying Agent, for exchange in accordance with this Agreement, the Closing Date Cash Consideration, by wire transfer of immediately available funds, into which the outstanding shares of Company Stock shall be converted pursuant to this Agreement; provided, the amount of Closing Date Cash Consideration to be paid to each Stockholder shall be as set forth in the Paying Agent Agreement. Pursuant to the Paying Agent Agreement, at the Effective Time, the Paying Agent shall mail to all of the Stockholders, excluding any holders of Dissenting Shares, letters of transmittal specifying the procedures for delivery of such holders’ certificates formerly representing the Company Stock to the Paying Agent in exchange for the portion of the Closing Date Cash Consideration payable at the Closing. Upon surrender to the Paying Agent of certificate of Company Stock in accordance with the instructions of the letter of transmittal, pursuant to the Paying Agent Agreement, the Paying Agent shall distribute to the former holder thereof a check for the portion of the Closing Date Cash Consideration that such holder is entitled to receive pursuant to the Paying Agent Agreement. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any cash to be received in the Merger, except as provided in §2(j)(1).

(2) At any time following the expiration of twenty-four (24) months following the Effective Time, Parent shall be entitled to direct the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and not disbursed to holders of the Company Stock, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of their certificates, a letter of transmittal and other related documents to the Paying Agent or Parent, until at such time as such undisbursed cash is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Execution Version

(3) At the Effective Time, except for the Company Stock to be issued to Parent pursuant to the Merger in exchange for Buyer’s capital stock, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing shares of Company Stock are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this section.

(4) In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by Surviving Corporation, the making of an indemnity agreement in a form reasonably requested by Surviving Corporation and/or the posting by such Person of a bond in such amount as Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Closing Date Cash Consideration deliverable in respect thereof as provided in this section.

(5) Neither Surviving Corporation nor Buyer shall be liable to any holder of shares of Company Stock for any dividends or other distributions with respect thereto, or any Merger Consideration payable in respect thereof, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(p) Dissenting Shares. Notwithstanding any other provision contained in this Agreement, no shares of the Company Stock that are issued and outstanding as of the Effective Time and that are held by a Stockholder who has properly exercised his, her or its rights to dissent to the Merger (such shares being collectively referred to herein as “Dissenting Shares”) under the CBCA shall be converted into the right to receive the Merger Consideration as provided in this Agreement unless and until such Stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such Stockholder’s right to dissent from the Merger under the CBCA and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the CBCA. If any Stockholder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such Stockholder’s right to dissent from the Merger, each of such Stockholder’s shares of the Company Stock shall thereupon no longer be deemed Dissenting Shares and deemed to have become, as of the Effective Time, the right to receive the Merger Consideration as provided in this section. The Company shall give Buyer (a) prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to Stockholders’ rights to appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect of any dissent to the Merger under CBCA. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal of any capital stock of the Company or agree to do so, or offer to settle or settle any such demands or approve any withdrawals of any such demands.

§3. Representations and Warranties of the Company

The Company hereby represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3) with respect to itself, except as set forth in the Company Disclosure Schedule. Notwithstanding any other provision of this Agreement, no Stockholder is making representations or warranties in a personal capacity, or in any other names or forms, nor will any Stockholder be deemed to have made any representations or warranties in a personal capacity; furthermore, no Stockholder or officer will provide indemnification relating thereto. The foregoing shall be subject to the rights set forth in §8(h).

Execution Version

(a) Organization of the Company. The Company is duly organized, validly existing, and in good standing under the laws of the State of Colorado.

(b) Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, except as enforcement thereof may be limited by applicable bankruptcy insolvency, reorganization, moratoriums, fraudulent conveyances, or similar laws generally affecting the rights of creditors and otherwise subject to general principles of equity. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions except as enforcement thereof may be limited by applicable bankruptcy insolvency, reorganization, moratoriums, fraudulent conveyances, or similar laws generally affecting the rights of creditors and otherwise subject to general principles of equity. Except for the Statement of Merger, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by all requisite corporate actions on the part of the Company Board of Directors, and the Stockholders of the Company will be requested by the Board to approve this Agreement and authorize the transactions contemplated hereby subject to §10(c).

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject, any provision of its articles of incorporation, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject, excluding the Real Estate Mortgage Loan and the Company’s existing line of credit, or (C) result in the imposition or creation of an Encumbrance upon or with respect to the Company Stock.

(d) Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Execution Version

(e) The Company Stock. To the knowledge of the Company, each Stockholder holds of record and owns beneficially the number of shares of the Company Stock set forth next to his, her, or its name in the Company Disclosure Schedule.

(f) No Subsidiaries. The Company currently has no Subsidiaries and no ownership interest in any corporation, joint venture, trust, partnership, limited liability company, or any other entity.

(g) Qualification. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company Disclosure Schedule lists all directors and officers of the Company and all jurisdictions in which it is so authorized.

(h) Capitalization. The entire authorized capital stock of the Company consists of Five Million (5,000,000) shares of common stock, par value $0.01 per share, and Two Hundred Thousand (200,000) shares of preferred stock, par value $0.01 per share. The following shares of stock are issued and outstanding: Two Hundred Forty-One Thousand Four Hundred Sixty-Five and Thirty-Three One Hundredths (241,465.33) shares of common stock and Sixty-Two Thousand Three Hundred Eighty-Four (62,384) shares of preferred stock. All issued and outstanding the Company Stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Stockholders as set forth in the Company Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. No shares of the Company Stock have been issued in violation of preemptive rights or applicable law.

(i) Financial Statements. Attached hereto as Exhibit J are the following financial statements of the Company (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2006 and December 31, 2007; and (ii) unaudited consolidated balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the seven (7) months ended July 31, 2008 (the “Most Recent Fiscal Month End”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates, and the results of operations in the cash flows of the Company for such periods; provided, however, that the Most Recent Financial Statements have been prepared internally by the Company and therefore are subject to normal year-end adjustments and lack footnotes and other related presentation items.

(j) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date the Company has not engaged in any practice, taken any action, or entered into any transaction outside the ordinary course of business except as contemplated by this Agreement. The Company has continued to operate in the ordinary course and has not incurred any liability outside of the ordinary course of business in excess of Fifty Thousand Dollars ($50,000) except as contemplated by this Agreement.

Execution Version

(k) Tax Matters.

(1) The Company is not in default on the payment of any Tax liability, including any Tax liability attributable to any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation and of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(2) The Company has: (i) filed all required Tax Returns, (ii) all such Tax Returns were complete, accurate and timely filed, and (iii) the Company has fully paid all Taxes shown thereon as owing.

(3) The Company Disclosure Schedule lists all Tax Returns filed with respect to the Company for Taxable Periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited by any Taxing Authority, and indicates those Tax Returns that currently are the subject of audit by any Taxing Authority. The Company has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2001.

(4) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(5) The Company is not a party to any Tax allocation or sharing agreement.

(6) The Company has not made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any current Tax Period or decreasing any Tax attribute of the Company existing during the current Tax Period.

(l) Real Property.

(1) The Company Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(i) the Company has good and marketable fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;

Execution Version

(ii) the Company has not leased nor otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii) there are no violations of the Second Amended and Restated Declarations of Covenants, Conditions and Restrictions of Southpark dated as of June 26, 1992, as amended (the “Southpark Covenants”);

(iv) the current use of the Real Property is a Permitted Use under the Southpark Covenants;

(v) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(vi) the Real Estate Mortgage Loan is not assumable by Buyer and must be paid or, if permitted by lender, assumed by the Surviving Corporation after the Closing Date.

(2) The Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Company has delivered to Buyer a true and complete copy of each lease document.

(m) Powers of Attorney. To the Knowledge of the Company, there are no outstanding powers of attorney executed on behalf of the Company.

(n) Litigation. The Company Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction (“Litigation”). There is no Litigation pending or, to the knowledge of the Company, threatened, against the Company or its assets, or seeking to prevent, hinder or delay the transactions contemplated by this Agreement. No citations, fines or penalties have been asserted against the Company under any applicable law which remain outstanding. There are no outstanding orders, judgments, decrees or injunctions issued by any governmental authority against the Company.

(o) Employee Benefit Plans and Related Matters.

(1) The Company Disclosure Schedule sets forth a true and complete list, separately by plan sponsor of each (i) “employee benefit plan,” as such term is defined in § 3(3) of ERISA, (ii) all other employee benefit plans, agreements, consulting, independent contractor, and leased employee agreements; all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, deferred compensation, change in control rights or benefits, termination or severance benefits, retention bonuses or other retention or salary continuation compensation, sick leave, vacation pay, stock purchase, fringe benefits and perquisites (including without limitation, club memberships), medical, dental, and hospitalization benefits, life insurance, short-term and long-term disability benefits, educational assistance, rabbi trusts, Code § 501(c)(9) trusts, Code § 125 plans, multiple employer welfare plans or arrangements, and multiemployer welfare plans or arrangements; and (iii) all other plans, arrangements, policies or practices or contracts involving direct or indirect compensation or benefits (including any contracts entered into between the Company and any current or former officer, director, or employee of the Company), currently or previously maintained, established or entered into by the Company or to which the Company contributes or is or has been obligated or required to contribute or with respect to which the Company has or may have any liability (each, the “Plan”, and, collectively, the “Plans”).

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(2) The Plans have been operated and administered in compliance with all applicable laws in all material respects and there are no material pending or, to the Knowledge of the Company, threatened claims by or on behalf of any of the Plans, by any governmental authority, by any Person or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).

(3) No stock or other security issued by the Company forms or has formed a part of the assets of any Plan.

(4) Subject to Code § 280G(b)(5) and regulations thereunder and subject to obtaining the Stockholder approval contemplated thereby prior to the Closing, in connection with the Transaction contemplated by this Agreement, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate the Company to make any payments that will not be deductible by reason of Code § 280G.

(5) To the Knowledge of the Company, each such Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

(6) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each Plan. All premiums or other payments that are due have been paid with respect to each Plan.

(7) Each Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received and is covered by a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code §401(a) as of the date of such letter. There are no facts or circumstances that could adversely affect the qualified status of any such Plan.

(8) The Company has never maintained, sponsored or contributed to, and does not currently maintain, sponsor or contribute to, any employee pension benefit plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

(9) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such employee benefit plan (other than routine claims for benefits) is pending.

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(10) To the Knowledge of the Company, there have been no prohibited transactions with respect to any plan or any employee benefit plan (as such term is defined in § 3(3) of ERISA) maintained by an ERISA Affiliate. No fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Plan that would result in any direct or indirect claim against the Company. No action, suit, proceeding, hearing, or investigation with respect to any Plan or other claim (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(11) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or has an obligation to contribute to, or has any liability or potential liability with respect to, any Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees, officers, directors or contractors (or any spouse or other dependent thereof) other than in accordance with COBRA.

(12) Neither the Company nor any ERISA Affiliate has ever contributed to a multiemployer plan; neither the Company nor any ERISA Affiliate has any liability or potential liability under Title IV of ERISA, including on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of §§ 4203 and 4205 of ERISA, respectively) from any multiemployer plan; and neither the Company nor any ERISA Affiliate is bound by any contract or agreement or has any obligation or liability described in § 4204 of ERISA. No Employee Benefit Plan is a multiple employer plan (within the meaning of § 3(40) of ERISA or § 413(c) of the Code.)

(13) To the Knowledge of the Company the consummation of the Merger will not (i) accelerate the time of the payment or vesting of, or increase the amount of, compensation due to the Company employees, (ii) reasonably be expected to result in any “excess parachute payment” under Code § 280G, or (iii) give rise to any liability or subject Buyer to any liability for the payment of severance pay, termination pay or any similar payment pursuant to any Plan or otherwise.

(14) The Company has not announced a plan or legally binding commitment to create any additional employee benefit plans or to amend or modify any existing Plan except as otherwise required by law.

(15) The Company does not have any liability, whether absolute or contingent, including any obligations under any Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee.

(16) With respect to each Plan, the Company has delivered to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter; (iii) any summary plan description and other written communication by the Company to its employees concerning the benefits provided under the plan; and (iv) for the three most recent years, the Form 5500 and attached schedules, audited financial statements, actuarial valuation reports and any attorney’s response to any auditor’s request for information.

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(p) Certain Business Relationships with the Company. None of the Stockholders, the members of the Company Board of Directors or the Company officers or their Affiliates has been involved in any material business arrangement or relationship with the Company within the past twelve (12) months and none of such individuals and/or their Affiliates owns any material asset, tangible or intangible, that is used in the business of the Company, other than in their capacities as employees of the Company. The Company Disclosure Schedule contains a complete and correct list of all Contracts pursuant to which any loans, leases, goods, services, materials or supplies are provided (a) by the Company, on the one hand, to the Stockholders, directors, officers or employees of the Company or their Affiliates (other than the Company), on the other hand, or (b) by the Stockholders, directors, officers or employees of the Company or their Affiliates (other than the Company), on the one hand, to the Company, on the other hand (each, an “Intracompany Arrangement”), in each case entered into, in effect, occurring or incurred within the past twenty-four (24) months. None of the Stockholders, directors, officers or employees of the Company or any of their respective Affiliates have been involved in any Intracompany Arrangement within the past twenty-four (24) months. The Company Disclosure Schedule sets forth all material shared corporate or administrative services that are provided to the Company by any Stockholder, director, officer or employee of the Company or any of their respective Affiliates, and any material asset, tangible or intangible, which is used in the Business but not owned by the Company. Except as expressly contemplated by this Agreement or any Related Document, no Intracompany Arrangement shall survive Closing. All amounts due a director, an officer or an agent have been paid in full prior to the Closing.

(q) Absence of Undisclosed Liabilities. Except as specified in the balance sheet of the Company as of July 31, 2008, and on the Closing Schedule, the Company has no liabilities or obligations of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP, except (a) as and to the extent disclosed, provided for and reserved for in the audited balance sheet of the Company as of December 31, 2007, included in the Financial Statements (or notes thereto) and (b) for liabilities and obligations that were incurred after the date of the balance sheet of the Company as of July 31, 2008 in the ordinary course of business.

(r) Absence of Changes. Except as contemplated by this Agreement, since the date of the Financial Statements, the Company has not:

(1) declared, set aside, made, set a record date for or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

(2) issued or sold any shares of any class of its capital stock or other ownership interest, or any securities convertible into or exchangeable for any such shares or interest, or issued, sold, granted or entered into any subscription, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or interest or any securities convertible into or exchangeable for any such shares or interest;

(3) incurred any material obligation or liability except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business;

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(4) discharged or satisfied any Encumbrance, other than those required to be discharged or satisfied, or paid any obligation or liability, other than (i) current liabilities shown on the Balance Sheet, (ii) current liabilities incurred since the date thereof in the ordinary course of business, (iii) scheduled payments of principal or interest on any indebtedness for borrowed money through the Closing Date, and (iv) intracompany liabilities as set forth on Company Disclosure Schedule;

(5) subjected any of its assets to any Encumbrance other than any Permitted Encumbrances;

(6) sold, transferred, leased to others or otherwise disposed of any of its assets, except in the ordinary course of business or fixed assets having an aggregate value of less than Fifty Thousand Dollars ($50,000), or canceled or compromised any debts or claims having an aggregate value in excess of Fifty Thousand Dollars ($50,000), or waived or released any right of substantial value, except in the ordinary course of business;

(7) received any written notice of termination of any Material Contract as defined in §3(v) below;

(8) suffered any damage, destruction or loss (whether or not covered by insurance) in excess of Fifty Thousand Dollars ($50,000) to any of its assets;

(9) changed in any material respect its Tax or accounting practices, policies or principles except as required by any applicable law or GAAP except as required by §5(o);

(10) paid, granted or committed to grant any increase in any remuneration or benefits (including salary, incentive, change in control, retention or severance compensation) of any current or former director, officer, agent, other employee of or consultant to the Company outside of the ordinary course of business, except where such payment or increase is required by any applicable law or any contractual obligation existing on the date of this Agreement, all of which are set forth in the Company Disclosure Schedule;

(11) made or committed to make any capital expenditures or capital additions or improvements in excess of an aggregate of Fifty Thousand Dollars ($50,000), except for capital expenditures or capital additions or improvements made in the ordinary course of business or contemplated by an approved budget of the Company;

(12) instituted, settled or agreed to settle any Litigation;

(13) transferred or granted any material rights or licenses under, or entered into any settlement regarding the infringement of, its Intellectual Property or entered into any licensing or similar agreements or arrangements with respect thereto;

(14) made any amendment or changes in its articles of incorporation or bylaws;

(15) engaged in any other transactions (i) outside the ordinary course of business and involving payments to or by the Company in excess of Fifty Thousand Dollars ($50,000) per annum, or (ii) that bind the Company for a term of more than one year or involving payments to or by the Company in excess of Fifty Thousand Dollars ($50,000) per annum (other than any sales by the Company to a customer to whom the Company has made a sale at any time within the past three (3) years, in an amount not exceeding the lesser of (A) One Hundred Thousand Dollars ($100,000) per purchase order, or (B) the maximum amount approved for extension of credit to such customer by the Company under its credit policy as in effect on December 31, 2007), in each case except as set forth in the Company Disclosure Schedule; or

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(16) made a commitment to take any of the foregoing actions.

(s) Government Approvals. The Company Disclosure Schedule sets forth all governmental approvals used in the Company’s business. All such government approvals have been duly obtained and are in full force and effect, and the Company is in compliance with each such governmental approval.

(t) Compliance with Laws. Since December 31, 1998, the Company is, and at all times has been in compliance with all applicable laws in all respects. Prior to January 1, 1999, the Company at all times has been in compliance with all material applicable laws in all respects. The Company has not received any written notice alleging any violation or breach of, or failure to be in compliance with, any applicable law that has not been cured or waived; the Company collectively holds all permits applicable to the business required by applicable laws; and, the Company is in compliance with the terms of such permits.

(u) Title to Assets. The Company has good and marketable title to, a valid leasehold interest in, or a valid license for, the tangible and intangible assets it uses regularly in the conduct of its business. The Company has good and marketable title to all of the material tangible and intangible assets owned by it, free and clear of any Encumbrances. The Company owns, leases, licenses or otherwise has the contractual right to use all of the assets used in or necessary for the conduct of the business as currently conducted.

(v) Contracts. The Company Disclosure Schedule sets forth a true and complete list, and the Company has provided access to Buyer to the complete copies (including all amendments and extensions thereof) or, if oral, an accurate and complete description of all material terms, of each of the following to which the Company is a party or is otherwise bound (each, a “Material Contract”):

(1) all loan agreements, indentures, mortgages, notes, installment obligations, capital leases, or other agreements or instruments relating to indebtedness for borrowed money (or guarantees thereof);

(2) all continuing contracts or commitments for the future purchase, sale or manufacture of products, materials, supplies, equipment or services, and all agreements with independent dealers or manufacturer’s representatives, in each case requiring payment to or from the Company in an amount in excess of Fifty Thousand Dollars ($50,000) per annum which are not terminable on 60 days’ or less notice without cost or other liability;

(3) all collective bargaining, employment, severance and other agreements requiring change of control or parachute payments from the Company, or any other type of contract or understanding between the Company and any of its respective officers or employees, other than pursuant to the Plans, which is not terminable by the Company upon 30 days’ or less notice without cost or other liability;

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(4) all joint venture, partnership or other contracts involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(5) all rights to use the intellectual property of a third party, whether pursuant to a license, sublicense, agreement or otherwise;

(6) all government contracts; and

(7) all agreements containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person.

The Company is not in default under any Material Contract such that the other party thereto is legally entitled to modify, cancel, accelerate or terminate such Material Contract, and to the Knowledge of the Company, no other party to any Material Contract is in default thereunder such that the Company is legally entitled to modify, cancel, accelerate or terminate the Material Contract. No event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would otherwise permit modification, cancellation, acceleration or termination of, any Material Contract or would result in the creation of or right to obtain any Encumbrance upon, or any Person obtaining any right to acquire, any assets, rights or interests of the Company. Each Material Contract is in full force and effect and is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto. The Company has not received notice from any party to a Material Contract that such party intends either to modify, cancel or terminate a Material Contract.

(w) Intellectual Property.

(1) The Company owns or has the right to use pursuant to licenses, sublicenses, agreement, permission or other rights to use all Intellectual Property rights that are necessary to the conduct of the Business as currently conducted. The stockholders, directors, officers and employees of the Company have heretofore transferred to the Company all right, title and interest of such person in and to the Intellectual Property listed in the Company Disclosure Schedule. Following the consummation of the transactions contemplated by this Agreement, each Intellectual Property listed in the Company Disclosure Schedule (except to the extent, if any, otherwise indicated thereon) will be owned or available for use by the Company on the same terms and conditions as were applicable immediately prior to Closing.

(2) The Company Disclosure Schedule sets forth a true and complete list of:

(i) all material unregistered trademarks used in the Business and owned by the Company, and all trademark registrations and applications to register trademarks owned by the Company, including for each such registered trademark, identification of the owner, the application or registration number, country, filing or registration date, expiration date, filing class and description of the mark;

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(ii) all service mark registrations and applications to register service marks owned by the Company, including for each such service mark, identification of the owner, the application or registration number, country, filing or registration date, expiration date, filing class and description of the mark;

(iii) all copyrights registrations and applications to register copyrights owned by the Company, including for each such copyright, identification of the owner, the application or registration number, country, filing or registration date, expiration date, filing class and description of the copyrighted work;

(iv) all patents and patent applications owned or licensed by the Company, including for each such patent and patent application, identification of the owner, the application serial number or issue patent number and country; and

(v) any other Intellectual Property used in the Business and licensed by the Company, or licensed or sublicensed by the Company to a third party, including without limitation, any of the Stockholders, directors, officers, employees of the Company and their respective Affiliates (and a summary description of the Intellectual Property subject to such license or sublicense, and the names of the parties thereto).

(3) To the Knowledge of the Company, the Company is not required to pay any royalty, license fee or similar compensation in connection with the conduct of the Business as currently conducted.

(4) To the Knowledge of the Company, the Company has not infringed upon or misappropriated any Intellectual Property of third parties in any respect. No claims have been asserted in writing by any Person alleging that the Company infringed upon or misappropriated the Intellectual Property of any other Person. No action, suit, proceeding, complaint, claim or demand is pending, or to the Knowledge of the Company, threatened, which challenges the legality, validity, use or ownership of the Intellectual Property listed as owned by the Company in the Company Disclosure Schedule.

(5) To the Knowledge of the Company, no Person is infringing upon or misappropriating any Intellectual Property of the Company.

(6) To the Knowledge of the Company, no material action, suit, proceeding, assertion, challenge or claim is pending or threatened against a third party challenging the legality, validity, use or ownership of the same Intellectual Property licensed or otherwise used in the Business by the Company.

(7) No Intellectual Property listed as owned by the Company in the Company Disclosure Schedule, nor any of the Company’s products or services are subject to an outstanding injunction, judgment, order, decree, agreement or ruling restricting the use of the Intellectual Property with respect to the Business of the Company or restricting the licensing thereof to any Person.

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(8) With respect to the Intellectual Property listed in the Company Disclosure Schedule as resulting from a license, sublicense, agreement, or permission, except for Permitted Encumbrances, to the Knowledge of the Company each such license, sublicense, agreement or permission is valid, binding, and in full force and effect in all material respects; the Company is not in material breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination thereunder; and the Company has not granted a sublicense or similar right with respect to the license, sublicense, agreement or permission.

(9) All required maintenance fees concerning the material Intellectual Property have been paid.

(x) Real Property Leases. The Company is not a party to any real property leases, subleases or occupancy agreements pursuant to which the Company is the lessee, sublessee, licensee or occupant of any real property. Each Lease is in full force and effect, the Company is not in default of any of its material obligations under any Lease, and, to the Knowledge of the Company, the lessor is not in material default thereunder. There is no interest superior to the Company’s interest in any Lease which would have the right to terminate any Lease or otherwise affect the Company’s rights under any Lease so long as the Company is not in default of its obligations under any Lease beyond the applicable periods of notice and grace. The Company is not required under any Lease to obtain the consent of any lessor to execute this Agreement and the Related Documents, or otherwise consummate the transactions contemplated hereby and thereby.

(y) Environmental Matters.

(1) To the Knowledge of the Company, the Company is in compliance with the requirements of all Environmental Laws.

(2) To the Knowledge of the Company, the Company has not received any written notice, report, or other information regarding any actual or alleged violation of Environmental Laws, or any Environmental Claims.

(3) With respect to facilities currently owned, leased or operated by the Company, to the knowledge of the Company no Release or threatened Release of Hazardous Materials has occurred in, on or from, and with respect to, any facilities (each a “Facility” and collectively, the “Facilities”) previously owned, leased or operated by the Company, no Release or, to the Knowledge of the Company, threatened Release of Hazardous Materials has occurred in, on or from the Facility during the period that the Company owned, leased or operated the facility. The facilities currently owned, leased or operated by the Company are free of Hazardous Materials as of the date of this Agreement, except for Hazardous Materials used, stored or present in compliance with applicable Environmental Laws or in a condition or quantity that would not require remediation under applicable Environmental Laws.

(4) During the time that the Company has owned or leased any Facility, the Company has not used, generated, manufactured or stored on, under or about such facilities or transported or arranged for disposal to or from such facilities, any Hazardous Materials in violation of applicable Environmental Laws.

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(5) The Company holds and is in compliance with all Environmental Permits, or exemptions from Environmental Permits, required for its facilities and operations.

(6) During the time that the Company has owned or leased any Facility, there has been no litigation brought or, to the Knowledge of the Company, threatened in writing against the Company by, or any settlement reached by the Company with, any Person or Persons alleging the presence, disposal, Release or threatened Release of any Hazardous Materials on from or under such Facility.

(7) The Company previously has furnished or made available to Buyer accurate, true, and complete copies of any and all environmental audits or risk assessments, site assessments, documentation regarding on-site or off-site disposal of Hazardous Materials or Release of Hazardous Materials, spill control plans, and all other material correspondence, documents or communications with any governmental authority or other entity regarding the foregoing since January 1, 2003, that the Company currently has in its possession, or otherwise exists to the Knowledge of the Company (in which case, the Company has previously disclosed the existence of such documents and the identity of the Person possessing the same, if known).

(8) The Company is aware of no requirements under applicable Environmental Laws, or of any other circumstances, which raise a reasonable concern that the Company will not be able to continue to operate its business as presently conducted.

(z) Employees, Labor Matters, etc. The Company is not a party to or bound by any collective bargaining agreement, and there are no labor unions, work councils or other organizations representing or, to the Knowledge of the Company, purporting or attempting to represent any employee of the Company. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Company is currently ongoing or, to the Knowledge of the Company, has been threatened since January 1, 2003. To the Knowledge of the Company, since January 1, 2003, the Company has complied in all material respects with all applicable provisions of applicable law pertaining to the employment or termination of employment of any Person, including, without limitation, all such applicable laws relating to labor relations, equal employment, fair employment practices, wage and hour, workers compensation, prohibited discrimination, immigration status, tax information reporting, employment and withholding taxes or other similar employment practices or acts. The Company has not ordered any “plant closing” or “mass layoff” as those terms are defined in the WARN Act.

(aa) Insurance. The Company Disclosure Schedule sets forth a true and correct list of all insurance policies currently maintained by or for the benefit of the Company, including policies providing property, fire and extended coverage and casualty, liability and workers’ compensation coverage and bond and surety agreements, and other forms of insurance, and sets forth the following information with respect to each such insurance policy:

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(1) the name, address and telephone number of the agent who is the contact person for such policy;

(2) the name of the insurer, the name of the policyholder and the name of each covered insured;

(3) the policy number and the period of coverage; and

(4) the type and limits of coverage provided under the policy.

With respect to each such insurance policy: (i) all policy premiums due to date have been paid in full and, to the Knowledge of the Company, the policy is legal, valid binding and enforceable; and in full force and effect in all material respects; and (ii) none of the Company or its Affiliates and, to the Knowledge of the Company, no other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the passage of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy.

(bb) Product and Service Warranties. Set forth in the Company Disclosure Schedule are copies of the standard forms of warranty offered by the Company to third parties with respect to each of the products marketed by the Company at any time since January 1, 2003. All material service or warranty liabilities of the Company to customers or other Persons are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date.

(cc) Product Liability. There are no material defects in the design or manufacture of any of the products sold by the Company. The Company has not initiated a recall of any of the products sold by them during the last three years. During the last three years, the Company has not received any written notice or, to the Knowledge of the Company, any oral or other notice of a claim against the Company alleging a design or manufacturing defect in the products sold by the Company.

(dd) Inventory. Except for reserves for obsolescence reflected on the Most Recent Financial Statements or books of account of the Company, the inventory of the Company (including that reflected on the Financial Statements), taken as a whole, is in merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which it was intended, and has been reflected on the Financial Statements and carried on the books of account of the Company in accordance with GAAP consistently applied. Without limiting the generality of the foregoing, such inventory does not include any obsolete materials or any excess stock items, except as have been reserved against as reflected on the Financial Statements and for adjustments to be made pursuant to §5(o). The reserves created by the Company to cover returns have been calculated and carried on the books of account of the Company in accordance with GAAP consistently applied.

(ee) Receivables and Payables. (i) The accounts and notes receivable reflected on the Financial Statements or arising since the date of the Balance Sheet (collectively, the “Receivables”), are bona fide, represent valid obligations to the Company, and have arisen or were acquired in the ordinary course of business and in a manner substantially consistent with recent past practice and with the regular credit practices of the Company; (ii) the Company’s provision for doubtful accounts reflected on its Financial Statements or reserved on its books since the date of the Balance Sheet has been determined in accordance with GAAP consistently applied; (iii) none of the Receivables will at the Closing Date be subject to any valid defense, counterclaim or setoff; (iv) since the date of the Balance Sheet, the Company has not canceled, reduced, discounted, credited or rebated or agreed to cancel, reduce, discount, credit or rebate, in whole or in part, any Receivables, except in the ordinary course of business consistent with past practice; and (v) there has not been any material change since the date of the Balance Sheet in the amounts of Receivables or the allowances with respect thereto, or accounts payable of the Company, from those reflected in the Balance Sheet. Upon request by Parent, the Company will make available to Buyer a schedule of aged Receivables and payables for the Company as of a date which is within three (3) business days of the date of this Agreement.

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(ff) No Material Adverse Effect. Since the date of the most recent Balance Sheet, no change, event, occurrence, condition or development has occurred that, either individually or in the aggregate with other changes, events, occurrences, conditions or developments, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

(gg) Suppliers and Customers. The Company Disclosure Schedule sets forth the five (5) largest suppliers and ten (10) largest customers of the Company, based on the dollar amount of sales or purchases for each of the three years ended December 31, 2007. To the Knowledge of the Company, no such supplier or customer has cancelled or terminated, or provided notice that it intends to cancel or otherwise terminate its relationship with the Company, or has during the last twelve (12) months provided written that it will materially decrease or materially limit, its services, supplies or materials for use by the Company or its usage or purchase of the services and products of the Company.

(hh) Indebtedness. Except for indebtedness for borrowed money set forth in the Company Disclosure Schedule, the Company has no indebtedness for borrowed money outstanding. The Company is not in material default with respect to any agreement or instrument governing the terms of any outstanding indebtedness for borrowed money. Complete and correct copies, and if oral, accurate and complete descriptions of the material terms, of all instruments, (including amendments, waivers and consents) relating to any indebtedness for borrowed money has been made available to Buyer. As of the Closing Date, the Company will have no indebtedness for borrowed money outstanding, except the Real Estate Mortgage Loan, which shall be paid as provided in §6(d).

(ii) Government Contracts.

(1) With respect to each government contract (whether the Company is a prime contractor or a direct or indirect subcontractor), since January 1, 2002 (A) the Company has complied in all material respects with all terms and conditions of such government contract, including all clauses, provisions, and requirements incorporated expressly, by reference, or by operation of applicable law therein, (B) the Company has complied in all material respects with all requirements of applicable law or agreements pertaining to such government contract, including, if and to the extent applicable, the Truth in Negotiations Act, the Price Reductions and Industrial Funding Fee clauses and the Commercial Sales Practices disclosure requirements of the Company’s General Services Administration Schedule Solicitation, Proposal and Contract, and each the Company’s Cost Accounting Standards disclosure statement, if any, (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such government contract were complete and correct as of their effective date and the Company has complied in all material respects with all such representations and certifications, (D) neither the United States Government nor any non-US government, state government, local government, prime contractor, subcontractor or other person has notified the Company in writing that the Company has breached or violated any applicable law, certification, representation, clause, provision or requirement pertaining to such government contract, (E) no termination for convenience, termination for default, cure notice, show cause notice, or stop work order is currently in effect pertaining to such government contract, (F) no cost incurred by the Company pertaining to such government contract has been challenged, is the subject of any audit or investigation or has been disallowed by any governmental authority, or prime contractor or subcontractor relating to a government contract and (G) no money due to the Company pertaining to such government contract has been withheld, reduced or set off nor has any claim been made to withhold or set off money and, to the Knowledge of the Company, the Company is entitled to all progress payments received with respect thereto.

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(2) Neither the Company nor any of its directors, officers, employees, consultants or agents is or since January 1, 2002 has (A) been under administrative, civil or criminal investigation to the Knowledge of the Company, indictment or information by any governmental authority or any audit investigation by any governmental authority with respect to any alleged act or omission arising under or relating to any government contract or (B) conducted or initiated any internal investigation, any investigation or made a voluntary disclosure to any governmental authority with respect to any alleged act or omission arising under or relating to a government contract.

(3) To the Knowledge of the Company, there exist (A) no outstanding claims against the Company by any governmental authority or by any non-US government, state or local government, prime contractor, subcontractor, vendor or other Person, arising under or relating to any government contract and (B) no disputes between the Company and the United States government under the Contract Disputes Act or any other federal statute or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any government contract. The Company has no direct financial interest in any pending or potential claim against any governmental authority or any non-US government, state or local government, prime contractor, subcontractor or vendor arising under or relating to any government contract.

(4) Since January 1, 2002, (A) the Company has not been debarred or suspended from participation in the award of contracts with the United States Government or any other governmental authority; (B) to the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any director, officer or employee of such; (C) no payment has been made by the Company, or, to the knowledge of the Company, any of its employees, agents, consultants or any other Person acting for, or on behalf of, the Company in connection with any government contract in violation of applicable procurement laws or in violation of, or requiring disclosure pursuant to, the FCPA; provided, however, that representations set forth in clause (C) shall be applicable to the Company’s agents, and consultants and other Persons acting for, or on behalf of, the Company solely to the extent that such actions of such Persons result in the imposition of liability on the Company or Buyer under FCPA or such other applicable procurement laws; and (D) all of the Company’s cost accounting and procurement systems and the associated entries reflected in the Company’s financial statements with respect to the government contracts are in compliance in all material respects with applicable law if and to the extent applicable.

Execution Version

(5) Since January 1, 2002 (A) all test and inspection results provided by the Company to any governmental authority pursuant to any government contract or to any other Person pursuant to a government contract or as a part of the delivery to any governmental authority or other Person pursuant to a government contract of any article designed, engineered, manufactured or repaired by the Company were complete and correct in all material respects as of the date so provided; and (B) the Company has provided all test and inspection results to the United States Government or to any other Person pursuant to a government contract as required by applicable law and the terms of the applicable government contract.

(6) The Company is not in possession of any material government-owned property, including material, tooling and test equipment, provided under, necessary to perform the obligations under or for which Buyer could be held accountable under the government contracts, other than any such property that has been returned to the Company for repair or other service.

(7) All of the government contracts were entered into in the ordinary course of the business and, to the Knowledge of the Company, would be capable of performance by the Company in accordance with the terms and conditions thereof without loss if Stockholders had continued to own and operate the Business without regard to the Transaction contemplated by this Agreement.

(jj) Books and Records. The minute books and other corporate records of the Company, all of which have been made available to Buyer, are complete and correct. The Company currently maintains an adequate system of internal controls. At the Closing, all of those books and records will be in the possession of the Company or will be delivered to Buyer or the Company.

(kk) Condition of Assets. The equipment and leasehold improvements owned by the Company are, taken as a whole, in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put. The real property, personal property, intangible property and intellectual property owned, licensed or leased by the Company are sufficient for the continued conduct of the businesses of the Company after the Closing in substantially the same manner as conducted prior to the Closing.

(ll) Trade Controls. The Company is not a party to any contract or bid with a Prohibited Person. Since January 1, 2002, the Company has not, to the Knowledge of the Company, conducted business with a Person who was, at the time of the Transaction in question, a Prohibited Person.

Execution Version

(mm) Ethical Practices. Each of the Company and, to the Knowledge of the Company, its employees, agents, consultants and each other Person acting for, or on behalf of, the Company, has complied with the United States Foreign Corrupt Practices Act (the “FCPA”) and all other applicable laws regarding illegal payments and gratuities (collectively with the FCPA, the “Improper Payment Laws”), and has not, directly or indirectly, used funds or other assets, or made any promise or undertaking in such regard, for any illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund. Notwithstanding the provisions of the immediately preceding sentence, the representations set forth in such sentence shall be applicable to the Company’s employees, agents, and consultants and other Persons acting for, or on behalf of, the Company solely to the extent that such actions of such Persons result in the imposition of liability on the Company or Buyer under any Improper Payment Laws. There have been no false or fictitious entries made in the books or records of the Company relating to any such illegal payment or secret or unrecorded fund.

(nn) Stockholder Voting Requirements. The Stockholders’ vote in favor of the adoption of this Agreement, the Related Documents and the transactions contemplated hereby and thereby is the only vote of the holders of any class or series of the Company Stock required by applicable law (including, without limitation, the CBCA) and the Company’s organizational instruments to duly effect such adoption. All requisite Stockholder votes and approvals under applicable law have been or shall be obtained prior to the Closing.

(oo) SERP. The Unicircuit Nonqualified Supplemental Executive Retirement Plan and any and all related documents have been terminated and the Company has no obligation to any Person with respect thereto and no liability or obligation thereunder.

(pp) Disclosure. None of the representations and warranties of the Company contained in this Agreement or any of the transaction documents to which it is a party, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

§4. Representations and Warranties of Parent

Parent represents and warrants to the Stockholders that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in Buyer Disclosure Schedule.

(a) Organization of Parent and Buyer. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of the State of New York. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of the State of Colorado.

(b) Authorization of Transaction. Each of Parent and Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the Related Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. This Agreement and the Related Documents to which each of Parent and Buyer is or will be a party constitute the valid and legally binding obligations of such persons, enforceable in accordance with their terms and conditions. Each of Parent and Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement or the Related Documents to which Buyer is or will be a party. The execution, delivery and performance of this Agreement and the Related Document to which each of Buyer and Parent is or will be a party have been duly authorized by them as applicable.

Execution Version

(c) Non-contravention. Neither the execution and delivery of this Agreement or the Related Documents to which each of Parent and Buyer is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. Each of Parent and Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Disclosure. None of the representations and warranties of Parent contained in this Agreement or any of the transaction documents to which it is a party, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

§5. Pre-Closing Covenants

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in this Agreement).

(b) Notices and Consents. The Company will give any requisite notices to third parties, and the Company will use its commercially reasonable efforts to obtain any required third party consents. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies necessary to consummate the transactions contemplated by this Agreement and the Related Documents.

Execution Version

(c) Operation of Business. The Company will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business other than as contemplated by this Agreement. Without limiting the generality of the foregoing, the Company will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) purchase any asset or incur any liability in excess of Fifty Thousand Dollars ($50,000) without obtaining Buyer’s prior written consent, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described above; provided, however, that the Company may make distributions to its preferred stockholders as permitted in §2(g)(5) of this Agreement and may pay employee stockholders as permitted in §2(g)(5) of this Agreement.

(d) Preservation of Business. The Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. The Company will permit representatives of Buyer and its professionals to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

(f) Notice of Developments. The Company will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in §3 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in §3 or §4 above. No disclosure by any Party pursuant to this paragraph, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant

(g) Exclusivity. Subject to the provisions of §10(c) below, neither the Company nor any of its directors, officers, employees or agents will directly or indirectly (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange), other than in the ordinary course of business or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company shall notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h) Maintenance of Real Property. The Company will maintain the Real Property, including all of the improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

Execution Version

(i) Leases. The Company will not permit any of the Company’s Leases to be amended, modified, extended, renewed or terminated, nor shall the Company enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of Buyer.

(j) Title Insurance, Surveys and Certificate of Compliance. The Company will use its commercially reasonable efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set forth in this Agreement, within the time periods set forth therein, including removing from title any Encumbrances or encumbrances that are not Permitted Encumbrances. The Stockholders shall provide the Title Company with any affidavits, indemnities, memoranda or other assurances requested by the Title Company to issue the Title Policies. Prior to Closing, the Company will obtain and deliver to Parent a Certificate of Compliance in accordance with Section 10.7 of the Southpark Covenants that the Real Property is not in violation of the Southpark Covenants.

(k) The Company’s Stockholders’ Meeting. No less than three (3) business days after the execution and delivery of this Agreement by all Parties, the Company shall duly call a meeting of the Stockholders to obtain all necessary Stockholders’ approvals of this Agreement, including, without limitation, the plan of merger described herein with such meeting being scheduled for the earliest time permissible under applicable law and the Company’s By-laws. Subject to §10(c) of this Agreement, prior to and at the Company Stockholders’ meeting, the Company Board of Directors shall unanimously recommend that the Stockholders approve this Agreement and the Merger.

(l) Employment Agreements. Prior to Closing the Company shall satisfy in full all current obligations of the Company in employment agreements between the Company and officers or employees of the Company.

(m) Identified Liabilities. Prior to or at the Closing the Company shall either satisfy or accrue for financial accounting purposes the Identified Liabilities.

(n) Line of Credit. Effective as of the Closing, the Company shall terminate all of its letters of credit.

(o) Adjustments. Prior to the Closing the Company shall write off, write down and/or adjust the items listed on Schedule §5(o) in the manner set forth in Schedule §5(o) on its books and financial records and for Tax purposes.

(p) Letters of Credit. At or before the Closing the Company shall terminate its letters of credit.

(q) Transaction Expenses. At or before the Closing the Company shall pay all of the Transaction Expenses by check or wire transfer.

(r) Termination of Certain Equity Based Rights and Certain Bonus Participation. Prior to the Closing the Company shall terminate all outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments, and all related plans, that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. Prior to the Closing the Company shall terminate all stock appreciation, phantom stock, profit participation, or similar rights, and all related plans, with respect to the Company, excluding the Company’s 401(k) retirement Plan. The following individuals’ rights to participate in any bonus arrangement and/or bonus plan of the Company in existence immediately prior to the Closing shall be terminated: Kerry Bode, Lance Riley, Ty Gragg and Anthony Carfanga.

Execution Version

§6. Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement or any of the Related Documents, each of the Parties will take such further reasonable actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor). The Company acknowledges and agrees that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or any Related Document, (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction, on or prior to the Closing Date, involving the Company, each of the other Parties shall cooperate with him, her, or it and his, her, or its counsel in the defense or contest, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore). The provision of this§6(b) shall not apply to any litigation where at least one Party hereto is opposing another Party hereto in any litigation.

(c) Transition. The Company shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

(d) Satisfaction of Real Estate Mortgage Loan. Immediately following the Closing or the next business day Parent shall cause the Surviving Corporation to satisfy the Real Estate Mortgage Loan.

(e) No 338 Election. Neither Parent, Buyer nor the Company shall make an election under Code§ 338 or under take any action resulting in a deemed election under Code § 338 regarding the Merger.

Execution Version

§7. Conditions to Obligation to Close

(a) Conditions to Buyer’s Obligation. Each of Buyer’s and Parent’s obligations to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of all the following conditions:

(1) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Effect on The Company,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(2) The Company shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

(3) The Company shall have procured all requisite third-party consents;

(4) no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any Related Document, (B) cause any of the transactions contemplated by this Agreement or any Related Document to be rescinded following consummation, (C) adversely affect the right of Parent to own the Company Stock and to control the Company, (D) adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), or (E) amount to a liability for the Company (including reasonable attorneys’ fees and expense) in excess of one hundred thousand dollars ($100,000);

(5) The Company shall have delivered to Buyer a certificate to the effect that each of the conditions specified above is satisfied in all respects;

(6) Parent and Buyer shall have received from counsel to the Company an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Parent and Buyer and on which Parent and Buyer shall be entitled to rely, and dated as of the Closing Date;

(7) Buyer shall have obtained, no later than ten (10) days prior to the Closing, a commitment for a 1992 ALTA Owner’s Title Insurance Policy or other form of policy reasonably acceptable to Buyer for each Owned Real Property (other than Owned Real Property located outside the U.S.) issued by a title insurance company satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”);

(8) at the Closing, Buyer shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring each of the Company’s fee simple title to each Owned Real Property as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage from the Company through the date of recording, subject only to Permitted Encumbrances, in such amount as Buyer determines to be the value of the Real Property insured thereunder and which shall include the endorsements identified herein (the “Title Policies”); the Title Policies shall have the creditor’s rights exception deleted, and shall include the following endorsements (to the extent available in the applicable jurisdiction, but regardless of whether any additional amount is charged for such endorsement), in form and substance reasonably acceptable to Buyer: (i) extended coverage endorsement (insuring over the general or standard exceptions); (ii) a survey accuracy endorsement (insuring that the Real Property described therein is the real property shown on the Survey (as defined below) delivered with respect thereto and that such Survey is an accurate survey thereof); (iii) non-imputation endorsement (to the effect that title defects known to the employees, officers, directors, and stockholders of the Company prior to the Closing shall not be deemed to be “facts known to the insured”); and (iv) such other endorsements as reasonably requested by Buyer; and Buyer shall have paid or committed to pay all fees, costs and expenses with respect to the Title Commitments and Title Policies prior to Closing;

Execution Version

(9) the Company shall have obtained and delivered to Buyer a zoning letter issued by the governmental agency having jurisdiction over zoning matters, stating the zone designation of the Real Property, and that such designation is the correct designation for the current use of the Real Property and that the Real Property otherwise complies with all zoning and similar laws;

(10) the Company shall have obtained and delivered to Buyer an estoppel certificate with respect to each of the Leases, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer;

(11) no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of the Company’s business as currently conducted thereon;

(12) no damage or destruction or other change has occurred with respect to any of the personal property of the Company or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of the Company’s business as currently conducted thereon;

(13) each of Kerry Bode, Lance Riley, Ty Gragg and Anthony Carfagna shall have entered into employment agreements with Buyer substantially in the form and substance of Exhibits B, C, D and E of this Agreement, and such agreements shall be in full force and effect as of the Closing;

(14) the Company shall have delivered to Buyer copies of the articles of incorporation of the Company certified on or soon before the Closing Date by the CO Secretary;

(15) the Company shall have delivered to Buyer the certificate of good standing of the Company issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each of the States in which the Company is qualified to do business;

Execution Version

(16) the Company shall have delivered to Buyer a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the articles of incorporation of the Company since the July 1, 2008; (ii) the By-laws of the Company; (iii) the resolutions of the board of directors and Stockholders of the Company authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement, and (v) the required approvals of the Company’s common Stockholders and preferred Stockholders; and, not more than five percent (5%) of each of the outstanding common and the outstanding preferred shares of the Company have exercised rights to dissent to the Merger under the CBCA;

(17) Buyer shall have received the documents specified in §2(m) of this Agreement;

(18) Buyer shall have received a certificate from the Company dated as of the Closing Date and sworn under penalty of perjury stating that the Company is or has been at any time during the five (5)-year period ending on the date of certification a “United States real property holding company” within the meaning of Code § 897(c)(2); and

(19) Buyer has determined, in its sole and reasonable discretion, that the Net Book Value of the Company as of the Closing Date is within the Net Book Value Range.

Each of Buyer and Parent may waive any condition specified in this Agreement by executing a writing so stating prior to Closing.

(b) Conditions to the Company’s Obligation. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;

(2) Buyer and Parent shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

(3) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

Execution Version

(4) Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified above is satisfied in all respects;

(5) the Company shall have received from counsel to Parent an opinion in form and substance as set forth in Exhibit G attached hereto; and

(6) Parent shall have delivered to the Company the documents specified in §2(n) of this Agreement.

The Company may waive any condition specified in this Agreement by executing a writing so stating at or prior to the Closing.

§8. Remedies for Breaches of this Agreement

(a) Survival of Representations and Warranties. Subject to §8(h), all of the representations and warranties of the Company and Parent contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until the second (2nd) anniversary of the Closing Date; provided, however, that any claims for indemnification made prior to the second (2nd) anniversary of the Closing Date shall continue until finally resolved provided the same become known and recorded in accordance with GAAP during the escrow period or are identified as potential indemnifiable liabilities under this Agreement or any Related Document during the escrow period and Parent has made a good faith estimate of the amount of such liability within the escrow period and the restriction in §8(b) no longer applies (or would no longer apply after taking into account such claims).

(b) Tipping Basket. Subject to the limitations in §2(j), no Buyer Indemnitee or Company Indemnitee shall be entitled to indemnification under this §8 unless and until the aggregate amount of Adverse Consequences for Buyer Indemnitees and Company Indemnitees, respectively, resulting from, arising out of, relating to and the nature of, or caused by, a breach of a representation, warranty and/or covenant exceed one hundred thousand dollars ($100,000) in the aggregate in which case the Indemnifying Party shall be liable for all Adverse Consequences Damages relating thereto on a dollar for dollar basis beginning with the first dollar of Adverse Consequences relating thereto (e.g., if there are $100,001 of Adverse Consequences, the indemnitee shall be entitled to $100,001 dollars of indemnification).

(c) Indemnification Provisions for Buyer Indemnitees’ Benefit. In the event the Company breaches any of its representations, warranties, and/or covenants contained in this Agreement or any Related Documents, and/or under the provisions in §2(j) of this Agreement, or any of the Company’s representations, warranties, and covenants contained in this Agreement, any Related Documents, and/or under the provisions in §2(j) of this Agreement are inaccurate or untrue, and, provided that Buyer Indemnitee complies with the terms of the Escrow Agreement, then Buyer, Parent and the Surviving Corporation and their Affiliates and respective officers, directors, shareholders, employees, attorneys, accountants and agents (the “Buyer Indemnitees”), subject to §8(b), shall be entitled to all rights and privileges under the Escrow Agreement, and shall be indemnified and held harmless out of the Escrow Fund from and against the entirety of any Adverse Consequences suffered by Buyer Indemnitees resulting from, arising out of, relating to and the nature of, or caused by, such breach, inaccuracy or untrue statement.

Execution Version

(d) Indemnification Provisions for the Stockholders’ Benefit. In the event Parent or Buyer breaches any of its representations, warranties, and/or covenants contained this Agreement or any Related Documents, or any of Parent or Buyer’s representations, warranties, and covenants contained in this Agreement or any Related Documents are inaccurate or untrue, and, provided that the Company Indemnitee complies with the terms of the Escrow Agreement, then the Stockholders and their Affiliates and their respective officers, directors, shareholders, employees, trustees, attorneys, accountants and agents (the “Company Indemnitees”), subject to §8(b), shall be entitled to all rights and privileges under the Escrow Agreement, and the Surviving Corporation shall indemnify the Company Indemnitees from and against the entirety of any Adverse Consequences suffered by Company Indemnitees resulting from, arising out of, relating to and the nature of, or caused by, such breach, inaccuracy or untrue statement. Notwithstanding anything to the contrary in this Agreement or any Related Document, the Surviving Corporation’s aggregate indemnification obligations for a new claim under this Agreement shall not exceed the balance of Escrow Funds available to indemnify Buyer Indemnitees for new claims against the Company.

(e) Limitations for Adjustment Items. Notwithstanding anything contained in this §8, §2(j), or elsewhere in this Agreement to the contrary, Buyer Indemnitees shall be entitled to dollar for dollar indemnification from the Escrow for each item listed in Schedule §5(o) only to the extent the liabilities, write-offs and/or reserves for such item are required by applicable law to be increased to equal more than the amount of such item as set forth on Schedule §5(o) immediately before the adjustment required by Schedule §5(o) plus one-half (1/2) of the difference between the amount of such item after the adjustment required by Section §5(o) and the amount of such item set forth on Schedule §5(o) immediately before such adjustment; provided, however, that the foregoing indemnification shall be subject to the Tipping Basket limitations on indemnification as provided in §8(b).

(f) Matters Involving Third Parties.

(1) If any third party shall notify any Party (the “Indemnified Party“) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(2) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; provided, however, if the Adverse Consequences might exceed the sum of Five Hundred Thousand Dollars ($500,000) as reasonably estimated in good faith by the Indemnified Party or, in addition, in the case where Buyer Indemnitees are the Indemnified Party, the balance remaining in the Escrow Fund, whichever is less, then the Indemnified Party may, at its option, control the defense of the Third-Party Claim.

Execution Version

(3) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §8(f)(2) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(4) In the event any of the conditions in this Agreement above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner the Indemnified Party may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

Execution Version

(g) Purchase Price Adjustment. All indemnification payments under this Agreement to Buyer Indemnitees shall be adjustments to the Merger Consideration and shall be made as a payment to Buyer Indemnitees from the Escrow Fund in accordance with the terms of the Escrow Agreement.

(h) Other Indemnification Provisions. The indemnification provisions in this Agreement are in addition to, and not in derogation of, any statutory, equitable or common law remedy (including without limitation any such remedy arising under environmental, health, and safety requirements), and/or any remedy for fraud or intentional misrepresentation any Party may have with respect to any other Party, or the transactions contemplated by this Agreement and/or any of the Related Documents, and the limitations set forth in this Agreement shall not apply thereto.

§9. Tax Matters.

The following provisions shall govern the allocation of responsibility as between Buyer and Stockholders for certain Tax matters following the Closing Date:

(a) Straddle Period. In the case of any Taxable Period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable Period multiplied by a fraction the numerator of which is the number of days in the Taxable Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Responsibility for Filing Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are for periods ending on or after the Closing Date and are to be filed after the Closing Date. The reasonable estimated expenses associated with the preparation of the foregoing Tax Returns shall be accrued as a liability for purposes of calculating Net Book Value.

(c) Cooperation on Tax Matters.

(1) Each Party shall cooperate using its commercially reasonable best efforts, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to §9(b) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company agrees (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company shall allow the other Party to take possession of such books and records.

Execution Version

(2) The Company further agrees, upon request from Buyer, to use its commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(3) Buyer and the Company further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(d) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Company at or prior to Closing.

§10. Termination

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(1) Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(2) Buyer may terminate this Agreement by giving written notice to the Company and the Stockholders’ Agent (A) at any time prior to the Closing in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement, Buyer has notified the Company of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before August 29, 2008, by reason of the failure of any condition precedent in this Agreement (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

(3) The Company may terminate this Agreement by giving written notice to Buyer (A) at any time prior to the Closing in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement, the Company has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before August 29, 2008, by reason of the failure of any condition precedent under this Agreement hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement).

Execution Version

(4) The Company or Buyer may terminate this Agreement if a triggering event occurs under §10(c) of this Agreement upon the condition that the Company pays the fee and expenses of Buyer as provided in §10(c).

(b) Effect of Termination. Subject to §10(c), if any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach). Notwithstanding the termination of this Agreement, §10(c)(4) and §11(m) of this Agreement shall continue in full force and effect for the period of one (1) year immediately following the date of termination.

(c) Fiduciary Duties.

(1) Notwithstanding anything to the contrary contained in this Agreement, prior to the closing or the termination of this Agreement in accordance with its terms, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board’s fiduciary duties require it to do so, participate in discussions or negotiations with, furnish non-public information of the Company, (but not Buyer, Parent or any of their respective affiliates), and afford access to the properties, books or records of the Company to any Person after such Person has delivered to the Company in writing, an unsolicited bona fide proposal with respect to the Company (which has not been withdrawn) which the Board of Directors of the Company in its good faith judgment determines, after reasonable inquiry and consultation with its financial advisor (i) would be reasonably likely to result in a transaction more favorable than that contemplated by this Agreement to the Stockholders of the Company (which judgment must be reasonable), and (ii) that the Person making such proposal is financially capable of consummating such proposal or that the financing necessary to consummate such proposal, to the extent required, is then committed or is capable of being obtained by such Person (a “Superior Proposal”).

(2) In the event the Company receives a Superior Proposal, nothing contained in this Agreement will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Stockholders of the Company, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendations set forth in the relevant sections in this Agreement; provided, however, that the Company shall (A) provide Buyer notice of any meeting of the Board of Directors of the Company at which such Board of Directors is reasonably expected to consider a Superior Proposal at the same time that notice thereof is given to the Board of Directors, (B) not recommend to its Stockholders a Superior Proposal for a period of not less than the greater of two (2) full business days and forty-eight (48) hours after Buyer’s receipt of a copy of such Superior Proposal and the identity of the third party, and (C) not enter into a definitive agreement relating to such Superior Proposal unless Buyer fails to match the terms of the Superior Proposal within the greater of two full business days and forty-eight (48) hours after Buyer’s receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless this Agreement is terminated nothing contained in this Agreement shall limit the Company’s obligation to hold and convene a special meeting of the Stockholders (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, modified or not yet made) to obtain the approval thereof for the transactions contemplated by this Agreement and the Related Documents or to provide the Stockholders with material information relating to such meeting.

Execution Version

(3) Notwithstanding anything to the contrary herein, in the event of a Superior Proposal, the Company shall not provide any non-public information of the Company to a third party unless: (x) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the confidentiality agreement heretofore entered into with Parent; and (y) such non-public information has been previously delivered or made available to Buyer.

(4) In the event this Agreement is terminated because (i) the Company receives and accepts a Superior Proposal, or (ii) after the receipt of a Superior Proposal, the Stockholders do not approve this transaction, then, the Company shall pay in immediately available funds to Buyer, no later than three (3) business days after the date of the triggering event, a fee equal to Two Hundred Fifty Thousand Dollars ($250,000), as liquidated damages and not as a penalty, plus Buyer’s out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with the proposed transaction.

§11. Miscellaneous

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and the Company; provided, however, that Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning Parent’s publicly traded securities (in which case the disclosing Parent will use its reasonable best efforts to inform the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein), the nondisclosure agreements effective March 8, 2007, constitute the entire agreement among the Parties and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and the provisions of the nondisclosure agreements, this Agreement shall prevail.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Execution Version

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission if completely sent and received, as evidenced by a transmission or activity report of the sender’s facsimile machine, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Stockholders’ Agent: Owen Agency, LLC 438 S. Reed Court Lakewood, Colorado 80226 Attn: Taylor Owen Facsimile 303-948-3642	Copy to: Jones & Keller, P.C. 1625 Broadway Denver, CO 80202 Facsimile: 303-573-0769 Attn: Reid A. Godbolt, Esq.

If to Parent: Anaren, Inc. P.O. Box 178 East Syracuse, NY 13057 Facsimile: 315-432-8328 Attn: David M. Ferrara, General Counsel	Copy to: Bond, Schoeneck & King, PLLC One Lincoln Center Syracuse, New York 13202 Facsimile: 315-218-8000 Attn: Courtney Wellar, Esq.
If to Buyer: Anaren Acquisition, Inc. c/o Anaren, Inc. P.O. Box 178 East Syracuse, NY 13057 Facsimile: 315-432-8328 Attn: David M. Ferrara, General Counsel	Copy to: Bond, Schoeneck & King, PLLC One Lincoln Center Syracuse, New York 13202 Facsimile: 315-218-8000 Attn: Courtney Wellar, Esq.
If to Unicircuit, Inc.: Unicircuit, Inc. 8192 Southpark Lane Littleton, CO 80120 Facsimile: 303-797-9277 Attn: Mr. Kerry Bode, President	Copy to: Jones & Keller, P.C. 1625 Broadway Denver, CO 80202 Facsimile: 303-573-0769 Attn: Reid A. Godbolt, Esq.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Specific Performance. The Parties acknowledge and agree that the business of the Company is unique and recognize and affirm that in the event a Party breaches this Agreement, money damages would be inadequate and the other Parties would have no adequate remedy at law, so that each of the non-breaching Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce their respective rights and the breaching Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(j) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Execution Version

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Except as provided in this Agreement, each Party will pay its own expenses in connection with the transactions contemplated by this Agreement and the Related Documents.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(o) Incorporation of Exhibits, Annexes, and Schedules. The exhibits, certificates, annexes, and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(p) Time of the Essence. The Parties agree that time is of the essence as to the Closing and consummating the Merger on and no later than August 29, 2008.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

Execution Version

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

ANAREN, INC.

By:	/s/ Lawrence A. Sala

Name:	Lawrence A. Sala

Title:	President and CEO

ANAREN ACQUISITION, INC.

By:	/s/ Lawrence A. Sala

Name:	Lawrence A. Sala

Title:	President

OWEN AGENCY, LLC

By:	/s/ Taylor Owen

Name:	Taylor Owen

Title:	Manager

UNICIRCUIT, INC.

By:	/s/ Kerry L. Bode

Name:	Kerry L. Bode

Title:	President and CEO

Execution Version

SCHEDULE §2(e)
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Directors:

Lawrence Sala

George Blanton

Kerry Bode

David Ferrara

David Whitaker

Officers:

Lawrence Sala	President

David Ferrara	Secretary

Execution Version

SCHEDULE §5(o)
ADJUSTMENTS

Before the Closing, the Company shall make the following adjustments on it books and records for both financial accounting purposes and for tax purposes:

1.	The reserve for the research and development tax credits shall be increased from $50,000 to a total reserve of $400,000, the charge upon adoption of FIN 48 is charged to equity.

2.	The tax payable shall be increased from $20,000 to a total reserve of $80,000.

3.	An accounts receivable reserve shall be created in a total amount of $60,000.

4.	The Company shall increase its inventory excess and obsolete reserve by $218,000.

5.	For Net Book Value purposes, the reserves shall be as follows for the above numbered items, respectively: 1) $225,000; 2) $50,000; 3) $30,000; and 4) $109,000.